UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2026

enVVeno Medical Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-38325	33-0936180
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

70 Doppler

Irvine, California 92618

(Address of principal executive offices) (Zip Code)

(949) 261-2900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	NVNO	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On April 29, 2026, enVVeno Medical Corporation (“we,” “us,” “our,” or the “Company”) announced that the Company received notification from the FDA that it had approved the Company’s IDE application, authorizing the Company to commence a study of a non-surgical replacement venous valve. The Transcatheter Venous Valve Endoprosthesis (TAVVE®) pivotal study will evaluate the Company’s minimally invasive enVVe® System for patients with severe deep Chronic Venous Insufficiency (CVI). The first stage of the TAVVE study, which is expected to commence later this year, will consist of 10 patients, whose 30-day safety results will be submitted to the FDA for review. This group of 10 patients will continue to be followed as a separate cohort throughout the study, and their safety and efficacy data will be reported publicly from time to time. The second stage of the study, which will begin immediately after the 30-day safety results for the first group are reported to the FDA, will enroll 220 patients, with 165 patients receiving the enVVe valve, and 55 patients randomized into a control arm who will receive standard of care treatment. The results from the patients who receive the enVVe valve will be compared to the results from the patients in the control arm of the study. The TAVVE study will enroll patients at up to 40 U.S. clinical sites and will include vascular surgeons, interventional radiologists and interventional cardiologists. One year after the 220th patient is enrolled in the second stage of the study, the Company would be eligible to file for FDA post-marketing approval.

Key features of enVVe system include:

●	Minimally invasive procedure requiring no general anesthesia or overnight hospital stay;
●	Self-expanding frame made from a specially formulated biocompatible nickel and titanium alloy;
●	Frame geometry that accommodates the natural dilation and contraction of the vein;
●	3 enVVe valve sizes to ensure a proper fit across a broad range of vein sizes;
●	Unique, mono-cusp leaflet design that is laser cut from porcine pericardium tissue;
●	Delivery profile of only 13 Fr (4.3 mm) when crimped, giving it the smallest profile of any replacement valve currently in use for the cardiovascular system; and
●	Delivery via an over-the-wire, coaxial, single-stage pull system for ease of use.

Please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for more information regarding the enVVE System, including, without limitation, the section entitled “Risk Factors” therein.

Additionally, on April 29, 2026, the Company announced that as of March 31, 2026, the Company had approximately $25 million cash and investments on hand which is expected to fund operations into the third quarter of 2027.

Item 2.02 Results of Operations and Financial Condition.

The statements concerning the Company’s cash position as of March 31, 2026 are incorporated by reference into this Item 2.01.

Item 7.01 Regulation FD Disclosure.

On April 29, 2026, the Company issued a press release announcing the Company had received a favorable decision from the U.S. Food & Drug Administration in connection with the Company’s Investigational Device Exemption application for the Transcatheter Venous Valve Endoprosthesis (TAVVE®) pivotal study. The press release is being furnished as Exhibit 99.1 to this Current Report.

Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future events and results. We generally use the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “will” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the enVVe System and our TAAVE pivotal study, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in “Item 1A - Risk Factors” and other sections of our most recent Annual Report on Form 10-K as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this Current Report.

Item 9.01 Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report:

Exhibit No.	Description
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVVENO MEDICAL CORPORATION

Dated: April 29, 2026	/s/ Robert A. Berman
Robert A. Berman
Chief Executive Officer